Exhibit 99.1

For IMMEDIATE Release: CONTACT:
April 15, 2026 Ronald Wahl,
Communications/Media Relations Specialist
(724) 463-6806
RWahl@fcbanking.com

First Commonwealth Financial Corporation Appoints Ryan L. Gorney as Executive Vice President and Chief Information Officer
INDIANA, Pa.—First Commonwealth Financial Corporation today announced Ryan L. Gorney has been appointed Executive Vice President and Chief Information Officer, effective April 27, 2026.
An experienced financial services technology executive with more than two decades of leadership across banking, fintech, and professional service, Gorney is replacing Norm Montgomery, First Commonwealth’s long-time Business Integration Group Leader, who is retiring May 1. Gorney will report to T. Michael Price, President and Chief Executive Officer of First Commonwealth Financial Corporation, and will serve as a member of the Company’s executive leadership team.
“Ryan is exceptionally qualified for this position, and I cannot be more excited to welcome him to our executive leadership team,” said Price. “He’s a strong cultural leader of people and his background speaks for itself as far as the innovative mindset and experiences he’ll bring.”
In the role, Gorney will lead the bank’s information technology, digital strategy, operations, and enterprise transformation initiatives, supporting First Commonwealth’s commitment to operational excellence, regulatory compliance, and scalable growth.
He most recently served as Chief Information Officer of Primis Bank and Chief Technology Officer of Panacea Financial, where he led enterprise technology, operations modernization, core banking strategy, and digital delivery initiatives.
Previously, Gorney served as Executive Vice President and Chief Information Officer at Professional Bank (later acquired by Seacoast Banking Corporation), where he oversaw technology, digital, operations, and innovation functions and participated in the bank’s initial public offering. Earlier in his career, he held senior leadership roles at KeyBank, Ernst & Young, and Accenture, advising large financial institutions on digital transformation, payments, mergers and integrations, and core systems modernization.
Gorney also brings board and advisory experience, including service as a founding director of Bank Miami, a de novo commercial bank launched in 2025, and as an advisory board member for fintech-focused investment firms.

He earned a Bachelor of Science in Business Administration in Finance and Management Information Systems from the University of Dayton.
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EDITOR’S NOTE: Photo is courtesy of First Commonwealth Bank and permission is granted to use for any print or digital usage.

About First Commonwealth Financial Corporation
First Commonwealth Financial Corporation (NYSE: FCF), headquartered in Indiana, Pennsylvania, is a community bank committed to its mission of improving the financial lives of its neighbors and their businesses. First Commonwealth operates 126 branches throughout Pennsylvania and Ohio and also has business banking centers in Pittsburgh and Harrisburg, Pennsylvania; and Cleveland, Canton, Cincinnati and Columbus, Ohio. First Commonwealth, through subsidiaries First Commonwealth Bank and First Commonwealth Insurance Agency, provides a full range of commercial and retail banking services, including mortgage, wealth management and insurance solutions, along with equipment financing and SBA and indirect lending. For more information about First Commonwealth or to open an account today, please visit www.fcbanking.com.

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